Movie Star, Inc. Announces Completion of Frederick’s of Hollywood Merger and

$20 Million Rights Offering

Effects 1 for 2 Reverse Stock Split

•	Movie Star changes name to Frederick’s of Hollywood Group Inc.
•	Ticker symbol to change to FOH on January 29, 2008
•	Management optimistic about growth potential

NEW YORK, NY and LOS ANGELES, CA – January 28, 2008 – Movie Star, Inc. (AMEX: MSI) (“Movie Star”) and FOH Holdings, Inc. (“Frederick’s”), the parent company of Frederick’s of Hollywood, Inc., announced today the completion of their merger, a $20 million rights offering and a one-for-two reverse stock split. Effective January 29, 2008, the combined company will be called Frederick’s of Hollywood Group Inc. and its common stock will be traded on a post-merger, post-split basis on the American Stock Exchange under the new symbol “FOH.”

Frederick’s of Hollywood Group Inc. is well positioned to capitalize on significant growth opportunities in the intimate apparel market. The companies bring together Frederick’s of Hollywood’s strong merchandising capabilities and multi-channel retail distribution, and Movie Star’s well-developed sourcing capabilities. With the combined company now generating over $200 million in annual sales, the transaction is expected to drive top-line growth, increase gross margins and improve operational efficiencies.

Peter Cole has become Executive Chairman and will lead the company’s post-merger operations integration and strategic planning initiatives. Both companies will retain their seasoned leadership teams, with Linda LoRe, President and CEO of Frederick’s, and Melvyn Knigin, President and CEO of Movie Star, continuing to lead their respective businesses. In addition, Thomas Rende, CFO of Movie Star, has become CFO of the combined company.

Linda LoRe, CEO of Frederick’s, stated, “We are pleased and excited to have completed the merger of these two well established companies. The merger and the $20 million rights offering are catalysts for an accelerated growth plan. This plan includes the opening or renovation of between approximately 40 and 50 Frederick’s of Hollywood store locations within the next 36 months. We will also continue to focus on the expansion and enhancement of Frederick’s successful online and catalog businesses.”

Melvyn Knigin, CEO of Movie Star, stated, “We are delighted to have completed the merger and appreciate the hard work of everyone at Frederick’s and Movie Star who has helped get us to where we are today. We also appreciate our shareholders’ trust and patience and I am confident that we have created a company that will become an even more prominent player in the intimate apparel business.”

About FOH Holdings, Inc.

FREDERICK’S OF HOLLYWOOD has been recognized as one of the world’s most well known brands, with more than 135 specialty retail stores nationwide, a world-famous catalog and online shop at www.fredericks.com. By keeping an eye toward modern Hollywood as well as its own legendary history, FREDERICK’S OF HOLLYWOOD creates innovative, alluring lingerie that is coveted by its customers and celebrities alike. With its exclusive product offerings including Seduction by Frederick’s of Hollywood, and the Hollywood Exxtreme Cleavage bra, FREDERICK’S OF HOLLYWOOD is the Original Sex Symbol™.

About Movie Star, Inc.

Movie Star, Inc. designs, manufactures (through independent contractors), imports, markets and distributes women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States. Current collections include the Cinema Etoile premium line of intimate apparel and the Movie Star line of apparel sold as private label programs.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; the timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; failure to realize the merger’s anticipated synergies; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
Frederick’s of Hollywood Group Inc.	-or-	SM Berger & Company, Inc.
Thomas Rende, CFO		Stanley Berger
(212) 798-4700		(216) 464-6400